Exhibit 99.2

Press Release

Two North Broadway
P.O. Box 59
Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup President and Chief Executive Officer LCNB National Bank (513) 932-1414	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400.
shareholderrelations@lcnb.com	andrew@smberger.com

LCNB Corp. Announces Fourth Quarter Dividend
Quarterly Cash Dividend Payment Increased 5.3% Year-over-Year

LEBANON, Ohio -- November 15, 2021 -- LCNB Corp. (Nasdaq: LCNB) today announced that the Company’s Board of Directors declared a cash dividend of $0.20 per common share, representing a 5.3% increase over the same period last year. The common stock cash dividend will have a record date of December 1, 2021, and is payable to shareholders on December 15, 2021.

Eric Meilstrup, President and Chief Executive Officer stated, “LCNB has a long history of quarterly dividend payments, and I am pleased with our Board’s decision to increase our quarterly dividend for the fourth consecutive year. In fact, since 1998, our dividend has increased at a compound annual growth rate of 3.5%.”

“In addition to the 5.3% year-over-year increase in our quarterly cash dividend payment, we have also repurchased 468,072 shares at an average cost of $16.82 per share from January 1 through September 30, 2021. Our dividend and share repurchase programs are part of our long-standing commitment to return value to our shareholders and reflect the strength of our balance sheet as well as our Board’s ongoing confidence in the long-term outlook for LCNB,” concluded Mr. Meilstrup.

About LCNB Corp.
LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.